Filed Pursuant to Rule 424(b)(2)
                                 Registration No. 333-132747

                                 PROSPECTUS SUPPLEMENT
                                 (To Prospectus dated March 27, 2006)

Contingent Protection Notes (PERLES Plus)
UBS AG $16,000,000 NOTES LINKED TO THE GSCI(R) AGRICULTURE EXCESS RETURN INDEX DUE JULY 7, 2011

Issuer (Booking Branch):         UBS AG (Jersey Branch)

Maturity Date:                   July 7, 2011 (Investment term of 5 years)

Coupon: We will not pay you interest during the term of the Notes.

Underlying Index:                The return on the Notes is linked to the
                                 performance of the GSCI(R) Agriculture Excess
                                 Return Index (the "Index"). The Index is a sub-index of the GSCI(R) Excess Return Index
                                 ("GSCI(R)"). The GSCI(R) was established in May
                                 1991 and is designed to reflect the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Goldman Sachs Commodity Index.
                                 The Index is a production-weighted basket of physical non-financial commodities in the agricultural sector that are weighted, on a production basis, to reflect the relative significance of such commodities to the world economy. The value of the Index on any day on which Goldman, Sachs & Co.'s New York office is open for business (a "GSCI(R) Business Day") is equal to the product of (i) the value of the Index on the immediately preceding GSCI(R)
                                 Business Day multiplied by (ii) one plus the contract daily return for the Index on the GSCI(R) Business Day on which the calculation is made. The Index is reported by Bloomberg
                                 L.P. under the symbol "GSCAGER."

Payment at Maturity:             At maturity, you will receive a cash payment,
                                 the amount of which will depend upon the performance of the Index and whether the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes:

                                 > If the closing level of the Index has not declined below the Loss of Protection Level on any single day during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to the greater of:

                                     (i) $14.90

                                         OR

                                     (ii) $10 x (1 + Index Return)

                                 >   If the closing level of the Index has
                                     declined below the Loss of Protection Level on any single day during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to $10 x (1 + Index Return).

                                 ACCORDINGLY, IF THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX HAS DECLINED OVER THE TERM OF THE NOTES, YOU WILL INCUR A NEGATIVE RETURN ON YOUR NOTES.

Index Return:                    Index Ending Level - Index Starting Level
                                 -----------------------------------------
                                           Index Starting Level

Index Starting Level:            61.82322

Index Ending Level:              The closing level of the Index on the final
                                 valuation date.
Loss of Protection
  Level:                         43.2763, which is 30% below the Index Starting
                                 Level.

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

Booking Branch:                  UBS AG, Jersey Branch

ISIN Number:                     XS0260673594

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ........            100%              0%              100%
Total ...........         $16,000,000          $0           $16,000,000

UBS INVESTMENT BANK                     UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated June 29, 2006                             [UBS LOGO]

Prospectus Supplement Summary


The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE CONTINGENT PROTECTION NOTES?

The Contingent Protection Notes (the "Notes") are medium-term notes issued by UBS AG. The return on the Notes is linked to the performance of the GSCI(R) Agriculture Excess Return Index (the "Index") and will depend on (1) the return of the Index and (2) whether the closing level of the Index declines on any single day during the term of the Notes below 43.2763 (the "Loss of Protection Level") which is 30% below the Index Starting Level. If the closing level of the Index never declines below the Loss of Protection Level on any single day during the term of the Notes, at maturity investors will receive, per $10 invested in the Notes, the greater of $14.90 or $10 x (1 + Index Return). If the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes, investors will receive a return on their Notes equal to $10 x (1 + Index Return). We will not pay you interest during the term of the Notes.

ACCORDINGLY, IF THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX HAS DECLINED OVER THE TERM OF THE NOTES, YOU WILL INCUR A NEGATIVE RETURN ON YOUR NOTES.

The amount payable to you at maturity will be calculated as described below:

> If the closing level of the Index has not declined below the Loss of Protection Level on any single day during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to the greater of:

     (i)  $14.90
          OR
     (ii) $10 x (1 + Index Return)

> If the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to $10 x (1 + Index Return).

If the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes and the Index Return is negative, you will lose some or all of your investment.

The "INDEX RETURN" will equal:

                    Index Ending Level - Index Starting Level
                    -----------------------------------------
                              Index Starting Level

The "INDEX STARTING LEVEL" equals 61.82322.

The "INDEX ENDING LEVEL" will equal the closing level of the Index on the final valuation date.

For a further description of how your payment at maturity will be calculated, see "How do the Notes perform at Maturity?" beginning on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-20.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes are offered by UBS for investors who seek to fully participate in any potential appreciation of the Index.

> LIMITED PRINCIPAL PROTECTION--Your principal will be protected unless the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes. Your principal will be protected only if you hold the Notes to maturity and the closing level of the Index does not decline below the Loss of Protection Level on any single day during the term of the Notes.

>    MINIMUM INVESTMENT--$1,000 principal amount per Note.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--If the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes, the Notes will be fully exposed to any decline in the level of the Index. Accordingly, if the Index declines below the Loss of Protection Level and the Index Return is negative, you will lose some or all of your investment.

> PRINCIPAL PROTECTION ONLY IN LIMITED CIRCUMSTANCES--Your principal will be protected only if the Index never declines below the Loss of Protection Level on any single day during the term of the Notes and the Notes are held to maturity.

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment that is exposed to the full upside performance of the Index and you are willing to make an investment that is potentially exposed to the full downside performance risk of the Index.

>    You believe that the Index will appreciate over the term of the Notes.

>    You are willing to hold the notes to maturity.

>    You do not seek current income from your investment.

>    You seek exposure to the agricultural sector of the commodities market.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

> You believe that the Index is not likely to appreciate over the term of the Notes.

>    You are unable or unwilling to hold the Notes to maturity.

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

> You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

> You are unwilling to invest in the agricultural sector of the commodities market.

> You will create an overconcentrated position in the agricultural commodities market by owning the Notes.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. SOME OF THESE TAX CONSEQUENCES ARE SUMMARIZED BELOW, BUT WE URGE YOU TO READ THE MORE DETAILED DISCUSSION IN "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS" ON PAGE S-27.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the Index. If the Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT WOULD BE REASONABLE TO TREAT YOUR NOTES IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT YOUR NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENTS" ON PAGE S-27.

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

The following examples illustrate the hypothetical performance of the Notes at maturity based on the assumptions described below.

Term:                              5 Years

Index:                             GSCI(R) Agriculture Excess Return Index

Principal Amount:                  $10.00 per Note

Loss of Protection Level:          30% below the Index Starting Level

Index Return:                      Index Ending Level - Index Starting Level
                                   -----------------------------------------
                                              Index Starting Level

EXAMPLE 1: INDEX RETURN IS 70% AND THE INDEX HAS NOT DECLINED MORE THAN 30% FROM THE INDEX STARTING LEVEL DURING THE TERM OF THE NOTES

CALCULATION OF TOTAL RETURN AT MATURITY PER $10.00 PRINCIPAL AMOUNT OF THE NOTES

                    Since the closing level of the Index has not declined more than 30% from the Index starting level on any day during the term of the Notes, the cash payment at maturity per $10.00 Note will be equal to the GREATER of:

                    (i)  $14.90
                         OR
                    (ii) Principal Amount x (1 + Index Return)
                         = $10.00 x (1 + 70%)
                         = $17.00

THEREFORE, INVESTOR RECEIVES $17.00 AT MATURITY OF THE NOTES
(A 70% TOTAL RETURN ON INVESTMENT).

EXAMPLE 2: INDEX RETURN IS 20% AND THE INDEX HAS NOT DECLINED MORE THAN 30% FROM THE INDEX STARTING LEVEL DURING THE TERM OF THE NOTES

CALCULATION OF TOTAL RETURN AT MATURITY PER $10.00 PRINCIPAL AMOUNT OF THE NOTES

                    Since the closing level of the Index has not declined more than 30% from the Index starting level on any day during the term of the Notes, the cash payment at maturity per $10.00 Note will be equal to the GREATER of:

                    (i)  $14.90
                         OR
                    (ii) Principal Amount x (1 + Index Return)
                         = $10.00 x (1 + 20%)
                         = $12.00

THEREFORE, INVESTOR RECEIVES $14.90 AT MATURITY (A 49% TOTAL RETURN ON INVESTMENT).

EXAMPLE 3: INDEX RETURN IS -50%

CALCULATION OF TOTAL RETURN AT MATURITY PER $10.00 PRINCIPAL AMOUNT OF THE NOTES

                    Since the Index has declined more than 30% from the Index Starting Level at least once during the term of the Notes, the cash payment at maturity per $10.00 Note will be equal to:

                    Principal Amount x (1 + Index Return)
                    = $10.00 x (1 - 50%))
                    = $5.00

INVESTOR RECEIVES $5.00 AT MATURITY OF THE NOTES (A 50% LOSS ON INVESTMENT).

EXAMPLE 4: INDEX RETURN IS -20% AND THE INDEX HAS NOT DECLINED MORE THAN 30% FROM THE INDEX STARTING LEVEL DURING THE TERM OF THE NOTES

CALCULATION OF TOTAL RETURN AT MATURITY PER $10.00 PRINCIPAL AMOUNT OF THE NOTES

Since the Index has not declined more than 30% from the Index Starting Level on any day during the term of the Notes, the cash payment at maturity per $10.00 Note will be equal to the greater of:

                    (i)  $14.90
                         OR
                    (ii) Principal Amount x (1 + Index Return)
                         = $10.00 x (1 - 20%)
                         = $8.00

INVESTOR RECEIVES $14.90 AT MATURITY OF THE NOTES (A 49% TOTAL RETURN ON INVESTMENT).

EXAMPLE 4: INDEX RETURN IS -20% AND THE INDEX HAS DECLINED MORE THAN 30% FROM THE INDEX STARTING LEVEL DURING THE TERM OF THE NOTES

CALCULATION OF TOTAL RETURN AT MATURITY PER $10.00 PRINCIPAL AMOUNT OF THE NOTES

Since the Index has declined more than 30% from the Index starting level at least once during the term of the Notes, the cash payment at maturity per $10.00 Note will be equal to:

                    Principal Amount x (1 + Index Return)
                    = $10.00 x (1 - 20%)
                    = $8.00

INVESTOR RECEIVES $8.00 AT MATURITY OF THE NOTES (A 20% LOSS ON INVESTMENT).

--------------------------------------------------------------------------------


Risk Factors

The return on the Notes is linked to the performance of the Index. Investing in the Notes is NOT equivalent to investing directly in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL. IF THE CLOSING LEVEL OF THE INDEX DECLINES BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY OVER THE TERM OF THE NOTES, THE NOTES WILL BE FULLY EXPOSED TO THE DOWNSIDE PERFORMANCE RISK OF THE INDEX.

With an investment in the Notes, you bear the risk of losing some or all of your principal invested if the closing level of the Index declines below 43.2763 (the "Loss of Protection Level," which is 30% below the Index Starting Level) on any single day over the term of the Notes. Under these circumstances, you will receive a cash payment at maturity such that the return on your Notes will equal the Index Return. ACCORDINGLY, IF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX HAS DECLINED OVER THE TERM OF THE NOTES (I.E., THE INDEX ENDING LEVEL IS LOWER THAN THE INDEX STARTING LEVEL), YOU WILL LOSE SOME OF OR ALL OF YOUR INVESTMENT. YOUR PRINCIPAL WILL BE PROTECTED ONLY IF THE CLOSING LEVEL OF THE INDEX NEVER DECLINES BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND YOU HOLD YOUR NOTES UNTIL MATURITY.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS, INCLUDING VOLATILITY IN THE AGRICULTURAL SECTOR OF THE COMMODITIES MARKET

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day and whether the Index has previously declined below the Loss of Protection Level on any single day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index)

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker

>    interest rates in the market

>    the time remaining to the maturity of the Notes

>    the creditworthiness of UBS

> economic, financial, political, regulatory or judicial events that affect the level of the Index.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. THE NOTES WILL NOT BE LISTED OR DISPLAYED ON ANY SECURITIES EXCHANGE, THE NASDAQ NATIONAL MARKET SYSTEM OR ANY ELECTRONIC COMMUNICATIONS NETWORK. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

RISK FACTORS
--------------------------------------------------------------------------------


If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH A LACK OF DIVERSIFICATION.

The Notes are linked to an Index composed of futures contracts on eight agricultural commodities. The Notes are exposed to the risks associated with an undiversified investment in the agricultural sector. An investment linked only to agricultural commodities is likely to be more valuable than an investment linked to a diversified basket of commodities. Increased volatility increases the chance that the level of the Index will fall below the Loss of Protection Level at some time during the term of the Notes, exposing the Notes to the full downside risk of the Index.

AGRICULTURAL COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR NOTE IN UNFORESEEABLE WAYS.

Agricultural commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the Index and the value of your Note in varying ways, and different factors may cause the value of different Index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

THE INDEX MAY INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES
EXCHANGES

The Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as "designated contract markets"). As described below, however, the Index may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the commodity indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

HIGHER FUTURE PRICES OF COMMODITIES INCLUDED IN THE INDEX RELATIVE TO THEIR CURRENT PRICES MAY LEAD TO A DECREASE IN THE REDEMPTION AMOUNT OF THE SECURITIES

As the contracts that underlie the Index come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as "rolling." If the market for these contracts is (putting aside other considerations) in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield." While many of the contracts included in the commodity indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the Index have historically exhibited "contango" markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities

RISK FACTORS
--------------------------------------------------------------------------------


may also fluctuate between backwardation and contango markets. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the commodity indices and, accordingly, the redemption amount at maturity of the securities.

CHANGES IN THE COMPOSITION AND VALUATION OF THE INDEX MAY ADVERSELY AFFECT THE REDEMPTION AMOUNT AT MATURITY AND/OR THE MARKET VALUE OF THE SECURITIES

The composition of the Index may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the the Index fail to satisfy such criteria. The weighting factors applied to each commodity included in the commodity indices change annually, based on changes in commodity production statistics. In addition, Goldman, Sachs & Co., in consultation with its Policy Committee, may modify the methodology for determining the composition and weighting of the Index and for calculating their value in order to assure that the commodity indices represent a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the commodity indices, and for valuing the commodity indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the redemption amount at maturity and/or the market value of the securities.

TRADING AND OTHER TRANSACTIONS BY GOLDMAN, SACHS & CO. IN THE CONTRACTS AND THE UNDERLYING COMMODITIES INCLUDED IN THE INDEX MAY ADVERSELY AFFECT THE REDEMPTION AMOUNT AT MATURITY AND/OR THE MARKET VALUE OF THE SECURITIES

The Index is comprised of numerous commodity contracts. Goldman, Sachs & Co. and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, over-the-counter contracts on these commodities, the underlying commodities included in the Index and other instruments and derivative products based on the Index. Trading in the futures contracts and commodities included in the Index, and in related over-the-counter products, by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the Index, which could in turn affect the redemption amount at maturity and/or the market value of the securities.

ADJUSTMENTS TO THE INDEX COULD ADVERSELY AFFECT THE SECURITIES

Goldman, Sachs & Co. is responsible for calculating and maintaining the Index. Goldman, Sachs & Co. can make methodological changes that could change the value of the Index at any time. Goldman, Sachs & Co. may discontinue or suspend calculation or dissemination of the Index. If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES

It is impossible to predict whether the level of the Index will rise or fall generally, or whether the closing level of the Index will decline below the Loss of Protection Level on any single day during the term of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the commodities included in the Index that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests

RISK FACTORS
--------------------------------------------------------------------------------


UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index and, therefore, the market value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-27, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-21.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the closing level of the Index on any day and the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-24. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

--------------------------------------------------------------------------------


GSCI(R) Agriculture Excess Return Index

DESCRIPTION OF THE GSCI(R) AGRICULTURE EXCESS RETURN INDEX

Unless otherwise stated, all information regarding the GSCI(R) Excess Return Index ("GSCI(R)") and the GSCI(R) Agriculture Excess Return Index (the "Index") provided in this pricing supplement is derived from Goldman, Sachs & Co. or other publicly available sources. Such information reflects the policies of Goldman, Sachs & Co. as stated in such sources, and such policies are subject to change by Goldman, Sachs & Co. We do not assume any responsibility for the accuracy or completeness of such information. Goldman, Sachs & Co. is under no obligation to continue to publish the GSCI(R) Excess Return Index or the Index and may discontinue publication of any or all such indices at any time.

The GSCI(R) was established in May 1991 and is designed to reflect the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Goldman Sachs Commodity Index. Goldman Sachs has also developed and calculates a number of sub-indices representing components of the GSCI(R). The Index is one of these sub-indices.

The value of the Index, on any given day, reflects

o the price levels of the contracts included in the Index (which represents the value of the Index) and

o the "contract daily return," which is the percentage change in the total dollar weight of the Index from the previous day to the current day.

Each of these components is described below.

The GSCI(R) and the Index are proprietary indices that Goldman, Sachs & Co. developed and calculates. As part of its investment banking operations, Goldman, Sachs & Co. engages, both directly and indirectly through its affiliates, in futures market brokerage, financial futures trading and hedging, dealing in foreign exchange and other activities. J. Aron & Co., an affiliate of Goldman, Sachs & Co., trades as principal in foreign exchange, crude oil and petroleum products, natural gas, electricity, gold, silver, platinum group and base metals and in related derivative instruments.

The Index is a production-weighted basket of physical non-financial commodities that satisfy specified criteria. The Index is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the Index are weighted, on a production basis, to reflect the relative significance (in the view of Goldman, Sachs & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI(R) and the Index were established in 1991 and have been normalized such that the hypothetical level of the GSCI(R) on January 2, 1970 was 100. Futures contracts on the GSCI(R) and the Index, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology used to calculate the GSCI(R) and the Index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the GSCI(R) (and the Index) and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI(R), as described below. Goldman, Sachs & Co. makes the official calculations of the GSCI(R) (and the Index). At present, these calculations are performed continuously and are reported on Reuters Page .GSCI, .GSAGER and .GSLVER and are updated on Reuters at least once every three minutes during business hours on each day on which the

GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


offices of Goldman, Sachs & Co. in New York City are open for business, which we refer to as a "GSCI(R) Business Day." The settlement prices for the GSCI(R) and the Index are currently also reported on Reuters Page .GSCI, .GSAGER and .GSLVER at the end of each index business day.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, Goldman, Sachs & Co., in consultation with the Policy Committee, has modified the methodology for determining the composition of the GSCI(R) and the Index in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the GSCI(R) methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Goldman, Sachs & Co., in consultation with the Policy Committee, will continue to monitor developments in the trading markets and wherever practicable will announce the inclusion of additional contracts, or further changes to the GSCI(R) methodology, in advance of their effectiveness.

THE POLICY COMMITTEE

Goldman, Sachs & Co. has established a Policy Committee to assist it in connection with the operation of the GSCI(R) (and the Index). The Policy Committee meets on a regular basis and at other times upon the request of Goldman, Sachs & Co. The principal purpose of the Policy Committee is to advise Goldman, Sachs & Co. with respect to, among other things, the calculation of the GSCI(R) (and the Index), the effectiveness of the GSCI(R) (and the Index) as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the GSCI(R) (and the Index). The Policy Committee acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the GSCI(R) are made by Goldman, Sachs & Co.

The Policy Committee generally meets in October of each year. Prior to the meeting, Goldman, Sachs & Co. determines the commodities to be included in the GSCI(R) (and the Index) for the following calendar year, as well as the weighting factors for each commodity. The Policy Committee members receive the proposed composition of the GSCI(R) (and the Index) in advance of the meeting and discuss the composition at the meeting. Goldman, Sachs & Co. also consults the Policy Committee on any other significant matters with respect to the calculation or operation of the GSCI(R) (and the Index). The Policy Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

COMPOSITION OF THE GSCI(R) (AND THE INDEX)

In order to be included in the GSCI(R) (and the Index) a contract must satisfy the following eligibility criteria:

     1. The contract must be in respect of a physical commodity and not a financial commodity.

     2.   The contract must:

          (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

          (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

          (c) as of January 2007, the trading facility on which the contract is traded must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

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GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


The commodity must be the subject of a contract that:

          (a)  is denominated in U.S. dollars and

          (b) is traded on or through an exchange, facility or other platform (referred to as a "trading facility") that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

               (i) makes price quotations generally available to its members or participants (and, if Goldman, Sachs & Co. is not such a member or participant, to Goldman, Sachs & Co.) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

               (ii) makes reliable trading volume information available to Goldman, Sachs & Co. with at least the frequency required by Goldman, Sachs & Co. to make the monthly determinations;

               (iii) accepts bids and offers from multiple participants or price providers; and

               (iv) is accessible by a sufficiently broad range of participants.

     3. The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the "daily contract reference price") generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI(R). In appropriate circumstances, however, Goldman, Sachs & Co., in consultation with the Policy Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

     4. At and after the time a contract is included in the GSCI(R), the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Goldman, Sachs & Co. is not such a member or participant, to Goldman, Sachs & Co.) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

     5. For a contract to be eligible for inclusion in the GSCI(R), volume data with respect to such contract acceptable to Goldman, Sachs & Co., in its sole discretion, must be available for at least the three months immediately preceding the date on which the determination is made.

     6.

          (a) A contract that is not included in the GSCI(R) at the time of determination and that is based on a commodity that is not represented in the GSCI(R) at such time must, in order to be added to the GSCI(R) at such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

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GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


          (b) A contract that is already included in the GSCI(R) at the time of determination and that is the only contract on the relevant commodity included in the GSCI(R) must, in order to continue to be included in the GSCI(R) after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

          (c) A contract that is not included in the GSCI(R) at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI(R) at such time must, in order to be added to the GSCI(R) at such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $30 billion.

          (d) A contract that is already included in the GSCI(R) at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI(R) at such time must, in order to continue to be included in the GSCI(R) after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

     7.

          (a) A contract that is already included in the GSCI(R) at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the Contract Production Weights ("CPW") of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the GSCI(R) and each contract's percentage of the total is then determined.

          (b) A contract that is not included in the GSCI(R) at the time of determination must, in order to be added to the GSCI(R) at such time, have a reference percentage dollar weight of at least 1.00%.

     8.

          (a) In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the GSCI(R) in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the GSCI(R) attributable to such commodity exceeding a particular level.

          (b) If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the GSCI(R) attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the GSCI(R) attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the GSCI(R) attributable to it.

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GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


In addition, to be included in the Index, the contract must reflect the agriculture sector of the GSCI(R). The components of the Index and their weightings on June 29, 2006 were:

Wheat ..............................................22.83%
Red Wheat ..........................................10.08%
Corn ...............................................20.65%
Soybeans ...........................................13.54%
Cotton ............................................. 8.00%
Sugar ..............................................17.39%
Coffee ............................................. 5.63%
Cocoa .............................................. 1.88%

The components of the Index and their relative weightings, among other matters, may change during the term of the securities.

The GSCI(R) includes futures contracts traded on NYMEX, ICE Futures (formerly the International Petroleum Exchange ("ICE")), the Chicago Mercantile Exchange ("CME"), the Chicago Board of Trade ("CBT"), the Coffee, Sugar & Cocoa Exchange, Inc. ("CSC"), the New York Cotton Exchange ("NYC"), the Kansas City Board of Trade ("KBT"), COMEX and the LME.

The quantity of each of the contracts included in the GSCI(R) (and the Index) is determined on the basis of a five-year average (referred to as the "world production average") of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Goldman, Sachs & Co., in consultation with the Policy Committee, may calculate the weight of such commodity based on regional, rather than world, production data.

The five-year moving average is updated annually for each commodity included in the GSCI(R) (and the Index), based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The CPWs, used in calculating the GSCI(R) (and the Index) are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Goldman, Sachs & Co. performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the GSCI(R) (and the Index) is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the GSCI(R) (and the Index) to shift from contracts that have lost substantial liquidity into more liquid contracts during the course of a given year. As a result, it is possible that the composition or weighting of the GSCI(R) (and the Index) will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Goldman, Sachs & Co. reevaluates the composition of the GSCI(R) (and the Index), in consultation with the Policy Committee, at the conclusion of each year, based on the above criteria. Other commodities, if any, that satisfy such criteria will be added to the GSCI(R) (and the Index). Commodities, if any, included in the GSCI(R) (and the Index) that no longer satisfy such criteria will be deleted.

Goldman, Sachs & Co., in consultation with the Policy Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of

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GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


and for calculating the GSCI(R) (and the Index) are necessary or appropriate in order to assure that the GSCI(R) (and the Index) represent a measure of commodity market performance. Goldman, Sachs & Co. has the discretion to make any such modifications, in consultation with the Policy Committee.

CONTRACT EXPIRATIONS

Because the GSCI(R) (and the Index) are comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the GSCI(R) (and the Index) for each commodity during a given year are designated by Goldman, Sachs & Co., in consultation with the Policy Committee, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI(R) (and the Index) will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Goldman, Sachs & Co. If a trading facility ceases trading in all contract expirations relating to a particular contract, Goldman, Sachs & Co. may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI(R) (and the Index). To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, Goldman, Sachs & Co. will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

COMMODITY WEIGHTING IN THE INDEX

The total dollar weight of the Index is the sum of the dollar weight of each of the underlying commodities in the Index. The dollar weight of each such commodity on any given day is equal to:

o    the daily contract reference price,

o    multiplied by the appropriate CPWs, and

o    during a roll period, the appropriate "roll weights" (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of Goldman, Sachs & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M., New York City time, Goldman, Sachs & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the Index calculation.

CONTRACT DAILY RETURN

The contract daily return on any given day is equal to the sum, for each of the commodities included in the Index, of the applicable daily contract reference price on the relevant contract multiplied by the

GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


appropriate CPW and the appropriate "roll weight," divided by the total dollar weight of the Index on the preceding day, minus one.

The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the Index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the Index also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the Index is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

o no daily contract reference price is available for a given contract expiration;

o any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as the "limit price");

o the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, Goldman, Sachs & Co. may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, Goldman, Sachs & Co. will revise the portion of the roll accordingly; or

o trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

CALCULATION OF THE INDEX

The value of the Index on any GSCI(R) Business Day is equal to the product of
(i) the value of the Index on the immediately preceding GSCI(R) Business Day multiplied by (ii) one plus the contract daily return for the Index on the GSCI(R) Business Day on which the calculation is made. The value of the GSCI(R) has been normalized such that its hypothetical level on January 2, 1970 was 100.

HISTORICAL PERFORMANCE OF THE UNDERLYING COMMODITIES AND THE INDEX

The following table illustrates the performance of the Index from January 30, 1998 through June 29, 2006. The closing level of the Index on June 29, 2006 was
61.82322. We obtained the closing level and other information below from Bloomberg, without independent verification. You should not take the historical levels of the underlying commodities or commodity indices as an indication of future performance of the underlying commodities or commodity indices or the securities. We cannot give you any assurance that the levels of any of the underlying commodities or commodity indices will increase over the term of the securities.

GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


Date                    Closing Level         Date                    Closing Level        Date                    Closing Level
----                    -------------         ----                    -------------        ----                    -------------
1/30/98                        180.81         11/30/00                        92.39        9/30/03                         76.2
2/27/98                        173.59         12/29/00                        92.89        10/31/03                        81.25
3/31/98                     167.96001         1/31/01                         88.52        11/28/03                        80.84
4/30/98                        155.98         2/28/01                         85.84        12/31/03                        79.68
5/29/98                        152.12         3/30/01                         78.05        1/30/04                         83.34
6/30/98                        152.84         4/30/01                         80.52        2/27/04                         86.59
7/31/98                        140.69         5/31/01                         76.78        3/31/04                         88.71
8/31/98                        130.48         6/29/01                         75.53        4/30/04                         85.95
9/30/98                     132.78999         7/31/01                         78.07        5/31/04                         80.74
10/30/98                       137.8          8/31/01                         76.19        6/30/04                       74.2237
11/30/98                    136.53999         9/28/01                         70.29        7/30/04                        66.302
12/31/98                       128.81         10/31/01                        69.85        8/31/04                      68.83504
1/29/99                        125.66         11/30/01                        71.74        9/30/04                      63.31857
2/26/99                        114.04         12/31/01                        68.95        10/29/04                     62.81099
3/31/99                     121.09999         1/31/02                         67.57        11/30/04                      61.6995
4/30/99                        113.47         2/28/02                         65.85        12/31/04                     62.74393
5/31/99                        112.91         3/29/02                            68        1/31/05                       60.7558
6/30/99                     109.94999         4/30/02                         64.33        2/28/05                      67.66075
7/30/99                     105.69999         5/31/02                         68.39        3/31/05                      66.04255
8/31/99                     108.83999         6/28/02                         71.51        4/29/05                      64.49457
9/30/99                     106.51999         7/31/02                         76.36        5/31/05                      64.93075
10/29/99                       103.83         8/30/02                          79.6        6/30/05                      63.45403
11/30/99                    100.30999         9/30/02                         81.47        7/29/05                      64.37519
12/31/99                        99.67         10/31/02                         82.9        8/31/05                      59.26309
1/31/00                     102.52999         11/29/02                        80.45        9/30/05                      60.50754
2/29/00                         99.08         12/31/02                        75.53        10/31/05                     58.45092
3/31/00                        102.93         1/31/03                         77.12        11/30/05                     57.46285
4/28/00                         98.37         2/28/03                         75.32        12/30/05                     62.20183
5/31/00                     101.77999         3/31/03                         73.16        1/31/06                      65.37977
6/30/00                         93.8          4/30/03                         72.52        2/28/06                      66.11329
7/31/00                         92.14         5/30/03                          74.5        3/31/06                      64.03343
8/31/00                         93.95         6/30/03                         71.39        4/28/06                      63.54993
9/29/00                         92.14         7/31/03                         72.47        5/31/06                      63.52912
10/31/00                        91.1          8/29/03                         76.83        6/29/06                      61.82322

The following graph illustrates the performance of the Index from January 29, 1988 through June 29, 2006.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1988       163.745
                      160.468
                      159.051
                      159.837
                      174.206
                       204.13
                      180.852
                      186.657
                      182.777
                       183.98
                      183.356
                      193.279
                      186.892
                      187.618
                      182.545
                      182.559
                      177.854
                      186.948
                      176.095
                      175.316
                      177.529
                      175.112
                      175.507
                      172.764
           1990       168.827
                      172.607
                      175.475
                      183.518
                      176.924
                      176.376
                      160.755
                      152.469
                      150.852
                      146.776
                      143.247
                      141.656
                      142.107
                      145.056
                      146.365
                      142.943
                      141.836
                       135.48
                      145.622
                      144.566
                      145.518
                      148.628
                      145.629
                      151.614
           1992       155.045
                      150.192
                       147.29
                      143.324
                       144.75
                       144.26
                      131.763
                      128.903
                      130.326
                      131.333
                      136.328
                      133.934
                      135.465
                      134.701
                      140.556
                      139.409
                      132.919
                      131.461
                      136.238
                      134.026
                      136.403
                      140.637
                      146.539
                      155.341
           1994       154.151
                      153.378
                       149.33
                       150.26
                      155.903
                       152.83
                      150.175
                      155.342
                       156.68
                      154.162
                      153.729
                      161.065
                      154.861
                      158.715
                      156.601
                      159.426
                      163.273
                      171.827
                      174.646
                      178.598
                      184.342
                      188.385
                      186.584
                      193.387
           1996       199.609
                      200.402
                      203.253
                      225.124
                      221.517
                      213.167
                      199.509
                       207.64
                       194.02
                       175.58
                       180.46
                       179.88
                       180.87
                       194.63
                       202.37
                       209.96
                       201.79
                       181.55
                        193.2
                       196.51
                       184.52
                       191.37
                       188.16
                       178.91
           1998        180.81
                       173.59
                       167.96
                       155.98
                       152.12
                       152.84
                       140.69
                       130.48
                       132.79
                        137.8
                       136.54
                       128.81
                       125.66
                       114.04
                        121.1
                       113.47
                       112.91
                       109.95
                        105.7
                       108.84
                       106.52
                       103.83
                       100.31
                        99.67
           2000        102.53
                        99.08
                       102.93
                        98.37
                       101.78
                         93.8
                        92.14
                        93.95
                        92.14
                         91.1
                        92.39
                        92.89
                        88.52
                        85.84
                        78.05
                        80.52
                        76.78
                        75.53
                        78.07
                        76.19
                        70.29
                        69.85
                        71.74
                        68.95
           2002         67.57
                        65.85
                           68
                        64.33
                        68.39
                        71.51
                        76.36
                         79.6
                        81.47
                         82.9
                        80.45
                        75.53
                        77.12
                        75.32
                        73.16
                        72.52
                         74.5
                        71.39
                        72.47
                        76.83
                         76.2
                        81.25
                        80.84
                        79.68
           2004         83.34
                        86.59
                        88.71
                        85.95
                        80.74
                      74.2237
                       66.302
                       68.835
                      63.3186
                       62.811
                      61.6995
                      62.7439
                      60.7558
                      67.6608
                      66.0425
                      64.4946
                      64.9307
                       63.454
                      64.3752
                      59.2631
                      60.5075
                      58.4509
                      57.4628
                      62.2018
           2006       65.3798
                      66.1133
                      64.0334
                      63.5499
                      63.5291
                      61.8232

GSCI(R) AGRICULTURE EXCESS RETURN INDEX
--------------------------------------------------------------------------------


LICENSE AGREEMENT

This product is not sponsored, endorsed, sold or promoted by Goldman, Sachs & Co. Goldman, Sachs & Co. makes no representation or warranty, express or implied, to the owners of this product or any member of the public regarding the advisability of investing in securities generally or in this product particularly or the ability of the Index to track general commodity market performance. Goldman, Sachs & Co.'s only relationship to the Licensee is the licensing of the Index which is determined, composed and calculated by Goldman, Sachs & Co. without regard to the Licensee or the Product. Goldman, Sachs & Co. has no obligation to take the needs of the Licensee or the owners of this product into consideration in determining, composing or calculating the Index. Goldman, Sachs & Co. is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this product to be issued or in the determination or calculation of the equation by which this product is to be converted into cash. Goldman, Sachs & Co. has no obligation or liability in connection with the administration, marketing or trading of this product.

GOLDMAN, SACHS & CO. DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR
THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. GOLDMAN, SACHS & CO. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THIS PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GOLDMAN, SACHS & CO. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GOLDMAN, SACHS & CO. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment, the amount of which will depend upon (1) the performance of the Index and (2) whether the closing level of the Index has declined below the Loss of Protection Level on any single day during the terms of the Notes.

> If the closing level of the Index has not declined below the Loss of Protection Level on any single day during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to the greater of:
     (i) $14.90
          OR
     (ii) $10 x (1 + Index Return)

> If the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to $10 x (1 + Index Return).

IF THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX HAS DECLINED OVER THE TERM OF THE NOTES, YOU WILL INCUR A NEGATIVE RETURN ON YOUR NOTES.

The "INDEX RETURN" will equal:

                    Index Ending Level - Index Starting Level
                    -----------------------------------------
                              Index Starting Level

The "INDEX STARTING LEVEL" equals 61.82322.

The "INDEX ENDING LEVEL" will equal the closing level of the Index June 29, 2011 ("the final valuation date").

The "LOSS OF PROTECTION LEVEL" equals 43.2763, which is 30% below the Index Starting Level.

For a discussion of these terms and the manner in which your payment at maturity will be determined, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-19.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day and whether the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include, but are not limited to, interest rates, supply and demand for the Notes, the volatility of the Index as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the GSCI(R) Agriculture Excess Return Index.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $10 and integral multiples thereof.

PAYMENT AT MATURITY

The amount payable to you at maturity will be calculated as described below:

> If the closing level of the Index has not declined below the Loss of Protection Level on any single day during the term of the Notes, you will receive a cash payment per $10 principal amount of your Notes equal to the greater of:
     (i) $14.90
          OR
     (ii) $10 x (1 + Index Return)


> IF THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES, YOU WILL RECEIVE A CASH PAYMENT PER $10 PRINCIPAL AMOUNT OF YOUR NOTES EQUAL TO $10 X (1 + INDEX RETURN).

If the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes and the Index Return is negative, you will incur a negative return on your Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


The "INDEX RETURN" will equal:

                    Index Ending Level - Index Starting Level
                    -----------------------------------------
                              Index Starting Level

The "INDEX STARTING LEVEL" equals 61.82322.

The "INDEX ENDING LEVEL" will equal the closing level of the Index on the final valuation date.

The "LOSS OF PROTECTION LEVEL" equals 43.2763, which is 30% below the Index Starting Level.

MATURITY DATE

The maturity date will be July 7, 2011, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be June 29, 2011, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

> the Index is not published, as determined by the calculation agent in its sole discretion

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given,

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Goldman, Sachs &Co. discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine whether the closing level of the Index has declined below the Loss of Protection Level, the Index Return, Index Starting Level, Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determinations by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the commodities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the commodities included in the Index and whether the change is made by Goldman, Sachs &Co. under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


commodities included in the Index or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index Starting Level or Index Ending Level, the determination as to whether the closing level of the Index has declined below the Loss of Protection Level, or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index Starting Level, Index Ending Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, whether the closing level of the Index has declined below the Loss of Protection Level, the Index Return, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on the commodities included in the Index or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index,

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the commodities included in the Index, listed or over-the-counter options or futures on the commodities included in the Index or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-6 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2006 (UNAUDITED)                                   CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ............................................  296,632   227,316
                                                               -------   -------
  Total Debt ................................................  296,632   227,316
Minority Interest(2) ........................................    5,571     4,269
Shareholders' Equity ........................................   47,850    36,669
                                                               -------   -------
Total capitalization ........................................  350,053   268,254
                                                               =======   =======

----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.
(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76632.

--------------------------------------------------------------------------------


Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that your Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Index included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

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ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 0% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

-------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ...........................................    S-1
Risk Factors ............................................................    S-6
GSCI(R) Agriculture Excess Return Index .................................   S-10
Valuation of the Notes ..................................................   S-19
Specific Terms of the Notes .............................................   S-20
Use of Proceeds and Hedging .............................................   S-25
Capitalization of UBS ...................................................   S-26
Supplemental Tax Considerations .........................................   S-27
ERISA Considerations ....................................................   S-29
Supplemental Plan of Distribution .......................................   S-30

PROSPECTUS

Introduction ............................................................      3
Cautionary Note Regarding Forward-
  Looking Information ...................................................      5
Incorporation of Information About
  UBS AG ................................................................      7
Where You Can Find More
  Information ...........................................................      8
Presentation of Financial Information ...................................      9
Limitations on Enforcement of U.S. ......................................
  Laws Against UBS AG, Its
  Management and Others .................................................     10
Capitalization of UBS ...................................................     10
UBS .....................................................................     11
Use of Proceeds .........................................................     13
Description of Debt Securities We May
  Offer .................................................................     14
Description of Warrants We May Offer ....................................     36
Legal Ownership and Book-Entry
  Issuance ..............................................................     53
Considerations Relating to Indexed
  Securities ............................................................     59
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ............................................     62
U.S. Tax Considerations .................................................     65
Tax Considerations Under the Laws of
  Switzerland ...........................................................     76
ERISA Considerations ....................................................     78
Plan of Distribution ....................................................     79
Validity of the Securities ..............................................     82
Experts .................................................................     82


[UBS LOGO]


Contingent
Protection
Notes (PERLES Plus)


UBS AG $16,000,000 NOTES
LINKED TO THE GSCI(R) AGRICULTURE
EXCESS RETURN INDEX
DUE JULY 7, 2011






PROSPECTUS SUPPLEMENT


JUNE 29, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)















UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.